Exhibit 10.1

inTEST CORPORATION

2021 EXECUTIVE OFFICER COMPENSATION PLAN

The Compensation Committee (the “Committee”) of the Board of Directors of inTEST Corporation (the “Company”) has approved a compensation plan for its executive officers. The components of this plan include (i) base salary, (ii) short term incentive compensation in the form of a performance based bonus and (iii) long term incentive compensation in the form of equity compensation grants. The executive officers who are eligible to participate in this plan are Richard N. Grant, Jr., President and Chief Executive Officer, and Hugh T. Regan, Jr., Secretary, Treasurer and Chief Financial Officer.

Base Salary

The base salary of each executive officer for 2021, effective on April 1, 2021, are as follows:

Richard N. Grant, Jr.	$375,000

Hugh T. Regan, Jr.	$272,950

Short Term Incentive Compensation

The performance bonus payment target percentages to be used in the executive officer’s bonus calculation for 2021 are as follows:

Richard N. Grant, Jr.	70%

Hugh T. Regan, Jr.	55%

The amount of the executive officer’s bonus may range from zero (if none of the performance metrics are satisfied) to an amount that may exceed the target performance bonus amounts.

Chief Executive Officer Short Term Incentive Target and Performance Objectives

The Chief Executive Officer (“CEO”) will be eligible to receive a performance bonus payment upon satisfaction of the following weighted performance metrics during 2021:

Achievement of Financial Goals – 70%

Completion of One or More Acquisitions in 2021 – 15%

Achievement of Key Elements of the 5 year Strategic Plan – 15%

o	Geographic & Market Expansion – 7.5%

o	Innovation & Differentiation – 7.5%

Achievement of Financial Goals

A portion of the Chief Executive Officer’s performance bonus may be earned based upon the Company’s achievement of net revenue and earnings before income tax amounts as compared to budgeted net revenue and earnings before income tax amounts for 2021. The Chief Executive Officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The Chief Executive Officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (70%); with that amount multiplied by the Financial Goals percentage, if any, determined from the matrix below. The Financial Goals percentage is determined by locating on the matrix below the intersection of (i) the column that indicates the percentage calculated by dividing (A) the Company’s actual net revenue for 2021 by (B) its budgeted net revenue for 2021 and (ii) the row that indicates the percentage calculated by dividing (A) the Company’s actual earnings before income tax for 2021 by (B) its budgeted earnings before income tax for 2021.

		Revenue v. Target
		<80%	80%	90%	100%	110%	120%
	<80%	0%	0%	0%	0%	0%	0%
	80%	0%	50%	63%	75%	88%	100%
Earnings b/ income tax v.	90%	0%	63%	75%	88%	100%	113%
Target	100%	0%	75%	88%	100%	113%	125%
	110%	0%	88%	100%	113%	125%	138%
	120%	0%	100%	113%	125%	138%	150%

With regards to the net revenue calculation, a column milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. With regards to the earnings before income tax calculation, a row milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. Any expenses that are treated for accounting purposes as restructuring items or transaction related expenses, contingent consideration adjustments related to any acquisition earnouts and the impact from any completed acquisitions, shall be excluded from the actual amounts when determining the revenue and earnings before income tax amounts for 2021.

Completion of One or More Acquisitions in 2021

A portion of the Chief Executive Officer’s performance bonus will be earned based upon the Company’s consummation of one or more acquisitions of a company or assets of a company in 2021. The Chief Executive Officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The Chief Executive Officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (15%).

If a single acquisition, the acquired company or assets must have generated minimum trailing twelve months revenues of $10 million. If two or more acquisitions, then each of the acquired company or assets must have generated minimum trailing twelve months revenues of between $5 million and $10 million. In addition, the transaction or transactions must close in 2021 with the transfer of substantially all assets and/or stock of the target company to the Company completed in 2021. Escrow and earn-out of purchase price amounts is permitted to continue beyond 2021 so long as the transaction or transactions is/are closed in 2021.

Achievement of Key Elements of the 5 Year Strategic Plan

A portion of the Chief Executive Officer’s performance bonus will be earned based upon the Company’s achievement of key elements of the 5 Year Strategic Plan provided to the Board in early 2021 as follows:

1.

Geographic & Market Expansion – The Chief Executive Officer will develop and begin substantive execution of at least one adjacent / new vertical market growth initiative. Milestones shall be identification of the target vertical with Total Available Market >$100 million, development of a product plan, development of a channel strategy, development of a marketing strategy and deployment of resources to support the initiative.  The plan will be presented to the Board no later than July 1, 2021. Success will be determined by the Compensation Committee based on a realistic expectation that the plan will deliver incremental revenue in 2023 on an organic growth basis.

2.

Innovation & Differentiation – The Chief Executive Officer will implement an outside of budget growth program where the Business Units can submit actionable growth accelerating ideas for review and selection by the Chief Executive Officer and the Board, with project(s) selected to be funded in 2021 by the amounts so provided for in the Corporate budget. Success will be determined by the Compensation Committee based on a realistic expectation that the project(s) selected and implemented are on track to deliver their stated objectives and on the magnitude of incremental revenue and/or operating income realistically expected to be achieved by the end of 2022. The program timeline will be:

i.	Launch the program in Q1

ii.	Select the winning submission(s) by the end of Q1

iii.	Kickoff the selected program(s) in the Business Unit(s) in early Q2

iv.	Track progress closely at the Corporate level (monthly) throughout the remainder of the year to ensure program(s) are being driven on time, on budget and on quality

v.	Report progress and results to the Board on a quarterly basis

The Chief Executive Officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The Chief Executive Officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (15%). With regards to the achievement of the key elements of the 5 year Strategic Plan included in the CEO’s 2021 goals, Geographic & Market Expansion and Innovation & Differentiation shall both be weighted at 7.5%.

Chief Financial Officer Short Term Incentive Target and Performance Objectives

The Chief Financial Officer (“CFO”) will be eligible to receive a performance bonus payment upon satisfaction of the following weighted performance metrics during 2021:

Achievement of Financial Goals – 60%

Completion of One or More Acquisitions in 2021 – 20%

Achievement of CFO Specific Objectives – 20%

o	Implementation of a Robust Risk Management Program – 10%

o	Creation and Execution of an IT & Business Automation Roadmap – 10%

Achievement of Financial Goals

A portion of the Chief Financial Officer’s performance bonus may be earned based upon the Company’s achievement of net revenue and earnings before income tax amounts as compared to budgeted net revenue and earnings before income tax amounts for 2021. The Chief Financial Officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The Chief Financial Officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (60%); with that amount multiplied by the Financial Goals percentage, if any, determined from the matrix below. The Financial Goals percentage is determined by locating on the matrix below the intersection of (i) the column that indicates the percentage calculated by dividing (A) the Company’s actual net revenue for 2021 by (B) its budgeted net revenue for 2021 and (ii) the row that indicates the percentage calculated by dividing (A) the Company’s actual earnings before income tax for 2021 by (B) its budgeted earnings before income tax for 2021.

		Revenue v. Target
		<80%	80%	90%	100%	110%	120%
	<80%	0%	0%	0%	0%	0%	0%
	80%	0%	50%	63%	75%	88%	100%
Earnings b/ income tax v.	90%	0%	63%	75%	88%	100%	113%
Target	100%	0%	75%	88%	100%	113%	125%
	110%	0%	88%	100%	113%	125%	138%
	120%	0%	100%	113%	125%	138%	150%

With regards to the net revenue calculation, a column milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. With regards to the earnings before income tax calculation, a row milestone is not achieved unless such percentage is exceeded without regards to rounding up the percentage achieved by the calculation. Any expenses that are treated for accounting purposes as restructuring items or transaction related expenses, contingent consideration adjustments related to any acquisition earnouts and the impact from any completed acquisitions, shall be excluded from the actual amounts when determining the revenue and earnings before income tax amounts for 2021.

Completion of One or More Acquisitions in 2021

A portion of the Chief Financial Officer’s performance bonus will be earned based upon the Company’s consummation of one or more acquisitions of a company or assets of a company in 2021. The Chief Financial Officer is eligible to achieve this portion of the executive officer’s performance bonus based upon the following calculation:

The Chief Financial Officer’s performance bonus target percentage multiplied by the executive officer’s base salary; with that amount multiplied by the performance metric weighting factor (20%).

If a single acquisition, the acquired company or assets must have generated minimum trailing twelve months revenues of $10 million. If two or more acquisitions, then each of the acquired company or assets must have generated minimum trailing twelve months revenues of between $5 million and $10 million. In addition, the transaction or transactions must close in 2021 with the transfer of substantially all assets and/or stock of the target company or companies to the Company completed in 2021. Escrow and earn-out of purchase price amounts is permitted to continue beyond 2021 so long as the transaction or transactions is/are closed in 2021.

Achievement of CFO Specific Objectives

A portion of the Chief Financial Officer’s performance bonus will be earned based upon the achievement of CFO specific objectives as follows:

1.

Implementation of a Robust Risk Management Program - The Audit Committee of the Board has requested the CFO lead an initiative designed to have the Company execute a more robust and proactive approach to Risk Management. At each (2nd) quarterly Audit Committee meeting, a specific topic or process area will be reviewed with the Audit Committee. It will be the responsibility of the CFO to lead a detailed discussion of the specific area with a focus on how business risks are identified, evaluated (as to likelihood of occurrence and severity if they do occur), mitigated, monitored and managed. In preparation for these meetings, the CFO and his designees will take a fresh look at the topic or process with a view towards also identifying opportunities to drive process enhancements, potentially make better use of the technology and data related to the process, and if applicable, identify cost savings opportunities. A formal presentation will be prepared by the CFO outlining findings and recommendations for presentation at each (2nd) quarterly Audit Committee meeting.

The four topic/process areas to be addressed in 2021 are:

Q-1: Taxes (including income, excise, franchise, sales and use and other taxes incurred by the Company globally)

Q-2: Supply Chain

Q-3: Cybersecurity

Q-4: Compliance with Laws and Regulations

Measurement of Achievement of Objective: After each quarter, the Audit Committee will evaluate the quality, depth and substance of the presentation and related discussion on the risk area. Up to 20% of the 10% bonus target may be earned each quarter based on the results of that evaluation (up to 80% in the aggregate), such earned percentage to be reported by the Audit Committee chair to the CFO and recommended to the Compensation Committee for approval after each such quarterly meeting . The remaining 20% may be earned based on the quality of the collective process improvement, cost reduction or better use of data/technology recommendations implemented by the CFO and his team in 2021, to be determined by the Audit Committee and recommended to the Compensation Committee for approval.

2.

Creation and Execution of an IT & Business Automation Roadmap - The Board has requested that the CFO review the Company’s current IT and business process structures to determine how to improve the efficacy, efficiency and reliability of these structures as well as to identify opportunities to eliminate waste. Upon completion of this review, the CFO will develop a roadmap that prioritizes the opportunities based upon impact to the business, cost and speed/ease of implementation. The expectation is that the roadmap would be created and presented to the Board for approval as soon as practical but no later than the date of the Company’s annual meeting in June 2021, with a recommendation on the top priority project(s) that will be started for execution during the balance of 2021. The CFO will be responsible for project(s) oversight to ensure execution is completed on time and on budget. At the end of 2021, the Compensation Committee will access the quality and completeness of the roadmap as it determines the assessment of this CFO specific objective.

Measurement of Achievement of Objective: The Compensation Committee will evaluate the quality, depth and substance of the IT & Business Automation Roadmap and related discussion. Up to 50% of the 10% bonus target may be earned by completion and approval of a robust IT and Business Automation Roadmap as determined by the Compensation Committee at its sole discretion. The remaining 50% may be earned based on the successful and high-quality completion of the top priority project(s) on time and on budget, the process improvement derived, the cost reduction generated, the efficiency/productivity gained or the better use of data/technology obtained as a result of the IT and Business Automation Roadmap implementation, to be determined by the Compensation Committee at its sole discretion.

General

The Compensation Committee shall calculate and determine achievement of all components of the short term incentive compensation. In the case of financial achievements, the determination shall be based on amounts derived from the Company’s audited financial statements. The Compensation Committee reserves the right to make subjective determinations and interpretations regarding the impact of unusual circumstances or events on achievement of each performance metric component by the executive officers. All such determinations will apply to all executive officers in the same manner. The Compensation Committee shall have final decision making authority regarding all issues related to the short term incentive compensation component of the Plan. The Compensation Committee shall finalize the amount of and authorize payment of the bonuses to the executive officers as part of the approval process for the Company’s 2021 audited financial statements. If an executive officer leaves the Company other than for death, disability, or retirement, they will receive no bonus if they are not employed on December 31, 2021.  For executive officers who retire (age plus years of service equal to at least 70), or who die or become disabled, they will be entitled to a pro-rated bonus calculated by multiplying the bonus calculated above by the result obtained by dividing the number of completed months the executive officer is employed in 2021 by twelve. Any bonus payment shall be made on or before March 15, 2022. The Compensation Committee shall have such authority to demand the repayment or “claw back” of any amounts paid pursuant to this Plan as needed to comply with all applicable laws and regulations.

Long Term Incentive Compensation

The executive officers shall be entitled to receive equity compensation grants consisting of restricted stock and stock options under the inTEST Corporation Third Amended and Restated 2014 Stock Plan as follows:

	Shares of Restricted Stock	Options to Purchase Shares of Common Stock
Richard N. Grant, Jr.	18,668	112,000
Hugh T. Regan, Jr.	8,800	52,800

All equity compensation shall be awarded to the executive officers as soon as possible in 2021. The Company will grant restricted stock pursuant to award agreements in the form attached as Exhibit “A” hereto. All restricted stock awards will vest in equal increments over four years. At the Compensation Committee’s discretion, with the advice of the Company’s professional advisors, the Company will grant either non-qualified stock options or incentive stock options pursuant to stock option award agreements in the forms attached as Exhibits “B” and “C” hereto. All stock option awards will vest in equal increments over four years and will have an exercise price that is no less than the closing price of the Company’s common stock as listed on the NYSE American on the date of the award.

[Exhibits A, B and C are omitted here. The Company’s standard form of Restricted Stock Agreement for Employees was previously filed with the Company’s Form 10-Q for the quarter ended September 30, 2020 and the Company’s standard forms of Incentive Stock Option Agreement and Non-Qualified Stock Option Agreement are filed with the Company’s Form 8-K filed on March 16, 2021.]